Exhibit 99.2

Outlook for 2002
"Capital spending levels remain severely depressed in major markets around the world, and we now expect further delays in the recovery of the capital goods sector," Brown said. As a result, revenues from the machinery portion of Milacron's plastics technologies group are now projected to be roughly $30 million lower in 2002 than previously anticipated, with an accompanying drop in the segment's operating earnings of about $15 million. These declines from prior estimates are expected to be spread out somewhat evenly over the three remaining quarters of the year.

"Thanks to the successful execution of our previously announced restructuring initiatives, we still anticipate an improvement in earnings in the second half of the year, but at this rate we won't approach break-even until the fourth quarter," Brown said. Detailed projections are provided in the attached table.

To accommodate the delay in the recovery of Milacron's capital equipment sales, relevant covenants in the company's revolving credit facility with its bank group have been amended. This amendment is being filed with the Securities and Exchange Commission.

Estimates and Projections for Financial Modeling
(After giving effect to the sale of Valenite, Widia and Werkö operations)

Updated: June 18, 2002

Note: The amounts below are approximate working estimates, around which an even wider range of numbers could be used for financial modeling purposes. These estimates, by their nature, involve a great number of risks and uncertainties. Actual results may differ as these risks and uncertainties could significantly impact the company's markets, products and operations. For further information please refer to the Cautionary Statement included in Item 2 of the company's most recent Form 10-Q, on file with the Securities and Exchange Commission.

	Quarter Ended	Year Ended

(In millions)	Jun. 30, 2002	Dec. 31, 2002

Projected Profit & Loss Items
Sales	$180-190	$725-770
Plastics technologies	140-145	570-600
Metalworking technologies	40-45	155-170
Segment earnings
Plastics technologies	(2)-0	7-9
Metalworking technologies	1-2	3-6
Corporate and unallocated expenses (1)	5-6	20-21
Restructure charge before-tax	1-2	5-8
Interest expense (2)	7-8	28-30
Tax credit
Related to operations	(3)-(5)	(10)-(12)
Related to restructuring costs	0-(1)	(1)-(3)
After-tax minority interest	0-0.5	1-1.5
Discontinued operations - net (2)	(3)-(4)	(6)-(7)
Average diluted shares outstanding	33.7	33.8

Projected Cash Flow & Balance Sheet Items
Depreciation	6-8	26-30
Working capital - increase (decrease) (3)	3-8	(15)-(25)
Capital expenditures	3-5	17-20
Cash restructuring	3-5	11-14
Total debt - net of cash	215-240	220-260
Debt-to-capital ratio (4)	40-42%	40-42%
Net debt-to-capital ratio (4)	31-33%	33-35%

Comments & Explanations

Note:	The above amounts assume the sale of Valenite, Widia & Werkö with a closing date of June 30, 2002 and the treatment of those businesses as discontinued operations.

Projections above assume current foreign exchange rates and no acquisitions, additional divestitures or further stock repurchase.

1	Corporate and unallocated expenses Includes corporate expenses and financing costs related to the sale of accounts receivable.
2	Discontinued operations - net Represents the after-tax operating results of Valenite, Widia & Werkö which include allocated interest expense of $2.4 million before-tax ($1.5 million after-tax) for the second quarter, and $4.6 million before-tax ($3.1 million after-tax) for the year.
3	Working Capital = (inventory + receivables - trade payables - advance billings)
4	Debt-to-capital & Net debt-to-capital ratio Excludes any effect from the write-down of goodwill.

The forward-looking statements above by their nature involve risks and uncertainties that could significantly impact operations, markets, products and expected results. For further information please refer to the Cautionary Statement included in Item 2 of the company's most recent Form 10-Q, on file with the Securities and Exchange Commission.